Exhibit 99.1
[INTERNATIONAL MULTIFOODS CORPORATION LETTERHEAD]

                                                              NEWS RELEASE

FOR IMMEDIATE RELEASE              Contact:  Jill Schmidt, (612) 594-3320, or
                                   Tony Brausen, (612) 594-3385
                                   International Multifoods Corporation

                                    Javier Velez or Rogelio Sanchez,
                                    52-8-399-3310
                                    Gruma, S.A. de C.V.

         INTERNATIONAL  MULTIFOODS  COMPLETES  DIVESTITURE
                 OF  VENEZUELA  FOODS  BUSINESS

  Gruma buys Venezuelan consumer and commercial operation

           Multifoods focuses on building its foodservice distribution and manufacturing presence

     WAYZATA, Minn., Aug. 9 - International Multifoods Corp. (NYSE: IMC) today announced that it has entered into a definitive agreement to sell its discontinued Venezuelan consumer and commercial foods operation to Gruma, S.A. de C.V. (NYSE: GMK) for approximately $76.5 million. The transaction is subject to U.S. government regulatory approval and is expected to close by the end of August.
     Under terms of the agreement, International Multifoods will receive a note from Gruma in the amount of approximately $18.5 million, payable over five years at an annual interest rate of 7-1/2 percent, in exchange for the stock in International Multifoods' wholly owned subsidiary. The $18.5 million is subject to closing adjustments, if any. Gruma also will pay off about $58 million in debt, which represents all of the company's outstanding Venezuelan debt.
     Today's transaction completes the divestiture of International Multifoods' former Venezuela Foods businesses.
     "This action is another important step in International Multifoods' transformation as we focus on becoming a leading distributor and manufacturer to the foodservice industry in North America," said Gary E. Costley, chairman, president and chief executive officer. "With the sale of Venezuela Foods, we can now turn our full attention to accelerating performance, strengthening and growing our core businesses, and broadening our capabilities to better meet the needs of foodservice operators."
     Costley noted that the sale of the Venezuelan operation will generate a $12 million to $14 million improvement in the company's
Economic Value Added over the next 12 months.
     "The acquisition is an excellent strategic fit for Gruma, enabling us to build on our current position in grain-based products and enhancing our ability to serve the Latin American marketplace," said
Javier Velez, Gruma's chief financial officer. "MONACA has a reputation for quality products and good employees. We look forward to working with them and growing the business."
     The book value of the Venezuelan consumer and commercial foods business's net operating assets is approximately $83 million, before debt. In addition, International Multifoods is retaining about $12 million in Venezuelan assets, which are comprised primarily of certain properties and accounts receivable that are expected to be divested or collected over the next 12 to 18 months.
     As a result of the sale, International Multifoods said that it expects to record an after-tax discontinued operations charge of $11 million to $12 million, or 58 cents to 64 cents per share, in the second quarter ending Aug. 31. This charge includes a discount from the book value of the Venezuelan business, a write-down of the retained assets, expenses associated with the sale and net losses up to the closing date.
     In August 1998, International Multifoods announced that it intended to divest the Venezuela Foods business. In June, International
Multifoods completed the sale of the Venezuelan agriculture and animal feeds business, Alimentos Super-S, C.A., to La Caridad Group, a privately held integrated poultry producer based in Venezuela, for $27.5 million in cash.
     In total, the company expects to realize more than $115 million, including the reduction of debt, from the two Venezuelan transactions and the disposition of retained assets.
     Gruma, headquartered in Nuevo Leon, Mexico, is the largest manufacturer of corn flour in the world, and the largest manufacturer and marketer of tortillas in the United States. The company has annual revenues of approximately $1.5 billion. It operates subsidiaries in the United States, Mexico, Central America and Venezuela, and employs more than 12,800 people.
     MONACA, International Multifoods' discontinued Venezuelan consumer and commercial foods operation, is a leading manufacturer and marketer of grain-based products in Venezuela. Its product line includes consumer wheat flour under the Robin Hood brand, consumer corn flour under the Juana brand and oat cereal under the Lassie brand. The company also supplies flour and commercial baking mixes under the Robin
Hood brand to foodservice operators and in-store, retail and wholesale bakeries in Venezuela.
     Headquartered in Caracas, the consumer and commercial foods business had fiscal 1999 sales of $230 million. The operation employs approximately
2,000 people in Venezuela and has 16 mills and other processing facilities and 11 warehouses throughout the country.
     International Multifoods is strategically focused on serving the foodservice industry in North America as a distributor and manufacturer.
The company also is a manufacturer and marketer of consumer foods in Canada.

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the company's operations and financial performance and condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products and pricing; market conditions and weather patterns that may affect the costs of grain and other raw materials; changes in laws and regulations; economic and political conditions in Venezuela, including inflation, currency volatility, possible limitations on foreign investment, exchangeability of currency, dividend repatriation and changes in existing tax laws; the company's ability to complete the sale of the Venezuela Foods business; fluctuations in foreign exchange rates; the company's ability to realize the earnings benefits from the integration of its distribution businesses; and other factors as may be discussed in the company's Report on Form 10-K for the year ended Feb. 28, 1999, and other reports filed with the Securities and Exchange Commission.